Exhibit 10.1

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (hereinafter called this “Agreement”) is made and effective as of the 12th of June, 2006 by and between:

SENJU Pharmaceutical Co., Ltd., a legal entity duly organized and existing under the laws of Japan, having its principal office of business at 5-8, Hiranomachi 2-chome, Chuo-ku, Osaka 541-0046, Japan (hereinafter called “SENJU”) and;

ISTA Pharmaceuticals, Inc., a legal entity duly organized and existing under the laws of the State of Delaware, U.S.A., having its principal office of business at 15295 Alton Parkway, Irvine, CA 92618, U.S.A. (hereinafter called “ISTA”).

WITNESSETH THAT:

WHEREAS, SENJU is the owner of intellectual property rights to technology regarding certain prostaglandins ophthalmic pharmaceutical preparations in various countries or areas of the world entitling it to the exclusive use thereof as well as the right to prevent others from doing so;

WHEREAS, ISTA has a desire to develop, use, obtain governmental approval for, manufacture or have manufactured, offer to sell, distribute, and promote ophthalmic pharmaceutical products incorporating such SENJU technology in certain countries or areas of North America; and,

WHEREAS, SENJU has a desire to grant ISTA, according to the terms and conditions hereunder, an exclusive license to develop, use, obtain governmental approval for, manufacture or have manufactured, offer to sell, sell, distribute, and promote such ophthalmic pharmaceutical preparations incorporating such SENJU technology in the Territory (hereinafter defined), and ISTA wishes to receive such a grant.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SENJU and ISTA (SENJU and ISTA collectively called “Parties” and/or individually called “Party”) hereby agree as follows:

Article 1. Definitions

The following terms used in this Agreement shall have the meanings set forth in this Article 1, unless the context clearly requires otherwise, and the singular shall include the plural and vice versa. All terms used in this Agreement not defined in this Article 1 or otherwise defined herein shall be afforded their generally accepted legal definitions.

1.01 “Affiliates” shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with a Party to this Agreement. For purposes of this definition, “control” or “controlled” means ownership, directly or through one or more Affiliates, of more than fifty percent

(50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.02 “Compound” shall mean any of the following prostaglandin F2a derivatives: latanoprost, [             *             ], and [            *            ], including without limitation all enantiomers and any other alternative or derivative forms thereof.

1.03 “Effective Date” shall mean the date first above written on which this Agreement shall become effective.

1.04 “Financial Year” shall mean each of twelve (12) months period commencing from April 1st and running through the following March 31st.

1.05 “First Commercialization” shall mean the date of the first commercial sale by ISTA, or its sub-licensees of the Product in commercial quantities to a Third Party (other than an ISTA licensee of the Product) in the Territory according to the terms of this Agreement. By way of clarification and for the avoidance of doubt, First Commercialization shall occur only once with respect to the Product and shall not pertain to improvements of such Product or any other Product that may be subsequently approved by United States Food and Drug Administration (U.S. FDA) or any other governmental authority and/or commercialized by ISTA in the Territory.

1.06 “Generic Product” shall mean a pharmaceutical product that is legally commercialized in the U.S. or such other country in the Territory by a Third Party (other than an ISTA licensee of the Product) and that the U.S. FDA or the equivalent non-U.S. governmental authority has defined as a drug product that is the ‘Pharmaceutical Equivalent’ and ‘Bioequivalent’ of the Product and has assigned an ‘AB’ or ‘AT’ evaluation code or equivalent rating designating such drug product as legally substitutable for the Product.

1.07 “Governmental Approval” shall mean any kind of approvals by the U.S. FDA or its equivalent in the U.S., or any governmental authority in the countries of the Territory, necessary to commercialize the Product in the countries of the Territory, including, without limitation, any approvals necessary for the manufacture, distribution, and sale of the Product in the Territory.

1.08 “Net Sales” shall mean the gross invoiced amount charged by ISTA or its sub-licensees according to Article 2 under this Agreement to sell the Product to Third Parties (other than ISTA’s licensees of the Product) in the Territory, less (a) all normal and customary deductions of any type or nature (such as, e.g., returns, credits, refunds, discounts, allowances, rebates, chargebacks and adjustments); and (b) freight, shipping, insurance costs, customs, duties, taxes and other governmental charges and surcharges imposed upon the sale or distribution of the Product. Net Sales shall be determined in accordance with U.S. generally accepted accounting principles, applied on a basis consistent with ISTA’s annual audited financial statements, with interim Net Sales calculations in any year subject to adjustment pending completion of ISTA’s annual audit for that year. For the first and second Financial Years after the Financial Year after First Commercialization, there shall be no limit on the amount of the reductions from gross invoiced amount under this definition. However, for every Financial Year thereafter, the deducted amount may be no more than [             *             ] of the gross invoiced amount; provided that, in any Financial Year during which a Generic Product is offered for sale in the Territory there shall be no limit on the amount of the reductions from gross invoiced amount under this definition.

1.09 “Patent Rights” shall mean the patents or patent applications listed in the Appendix A, all the patents or patent applications claiming priority therefrom, including but not limited to any divisionals, continuations, continuations-in-part, re-examinations, reissues, or extensions with respect thereto, and any and all other patents or patent applications in the Territory which are as of the Effective Date or during the term hereof owned or licensed from a party (with a right to sublicense in the Territory, subject to the terms of such license) by SENJU or a SENJU Subsidiary related to ophthalmic pharmaceutical preparations [                *                ] that contain any form of the Compound as an active pharmaceutical ingredient (API), whether alone or in combination with other API’s, including the development, manufacture, use, sale, offer for sale or other commercialization of such pharmaceutical preparations. For the purpose of clarification, and without limiting the definition of “Patent Rights” as set forth herein, SENJU makes no representation or warranty that the Patent Rights include all intellectual property rights necessary to use, develop, and commercialize the Product in the Territory.

1.10 “Product” shall mean any ophthalmic pharmaceutical preparations [                     *                     ] that fall, on a country by country basis, within a valid claim of an unexpired patent included in the Patent Rights and/or incorporate Technical Information and Know-How, and that contain any form of the Compound as an API, whether alone or in combination with other API’s.

1.11 “Secrecy Agreement” shall mean the secrecy agreement dated September 27th, 2005 between SENJU and ISTA related to the Patent Rights and the Compound.

1.12 “Semi-Annual Period” shall mean either of the six (6) months period commencing April 1st and October 1st and running through, respectively, the following September 30th and March 31st.

1.13 “SENJU Subsidiary” shall mean the company of SENJU USA Co., Ltd., a legal entity duly organized and existing under the laws of the State of California, U.S.A, having its principal office of business at 16830 Ventura Blvd., Encino, CA 91436, or any other business entity wholly owned by SENJU and located anywhere in the world. Any SENJU Subsidiary shall also be deemed an Affiliate of SENJU.

1.14 “Technical Information and Know-How” shall mean any and all confidential and proprietary information, materials, or data, owned or licensed from a party (with a right to sublicense in the Territory, subject to the terms of such license) by SENJU or a SENJU Subsidiary, as of the Effective Date or during the term hereof, which (other than unpublished patent applications) are not included under the definition of “Patent Rights” and which are necessary or useful for the practice of the Patent Rights. All Technical Information and Know-How shall be provided by SENJU in a writing marked “confidential,” or if orally disclosed, shall be memorialized by SENJU in a writing marked “confidential” and provided to ISTA within [             *             ] of its oral disclosure.

1.15 “Territory” shall mean the United States of America, Canada, Mexico, and their respective territories or possessions. The United States of America is also abbreviated as “U.S.”

1.16 “Third Party” shall mean any party other than SENJU, ISTA and their respective Affiliates.

Article 2. Grant

2.01 SENJU grants to ISTA, and ISTA accepts, a sole and exclusive, royalty bearing license under the Patent Rights and the Technical Information and Know-How, to make the Product, have the Product made by a Third Party or Affiliate of ISTA as described in this Article, develop, use, promote, market, offer to sell, sell and otherwise commercialize the Product, in the Territory. This grant shall include the right for ISTA to grant sub-licenses to another party only for promotion, marketing and/or sale of the Product, and no other purpose. Notwithstanding the foregoing, the license granted herein shall not include the right for ISTA to sell or provide the Product from the Territory to any party outside of the Territory.

2.02 The license granted to ISTA by SENJU herein shall include the right to permit a Third Party or ISTA’s Affiliate manufacturer to practice or use the Patent Rights and the Technical Information & Know-How granted to ISTA only to manufacture the Product provided, however, that ISTA shall promptly notify SENJU in writing of any such contract manufacture that it enters into and the name of contract manufacturer, and that ISTA shall require the Third Party or Affiliate of ISTA manufacturer to undertake the same obligations undertaken by ISTA under this Agreement that are applicable to the manufacture of the Product, including confidentiality requirements.

2.03 The Parties acknowledge that the rights granted to ISTA hereunder may be exercised with respect to one or more Compounds comprising the Product, at ISTA’s sole discretion.

2.04 Upon the expiration of the term of this Agreement, as defined by Article 3, ISTA shall have a perpetual, fully-paid, royalty-free and irrevocable, non-exclusive right to use the Technical Information and Know-How provided to it in the Territory. Provided, however, that if the term expires in one or more country of the Territory prior to any of the others, then ISTA shall not have the right to sell the Product from such expired country into an unexpired country of the Territory without payment of royalties that accrue on Net Sales in the unexpired country in the amount that would apply in that unexpired country at that time according to Article 7, until the term has also expired in that unexpired country.

Article 3. Term

3.01 This Agreement, including, but not limited to the license grant of Article 2, shall become effective as of the Effective Date and shall remain in effect, on a country by country basis, until the later of (i) the expiration, on a country by country basis, of the last to expire patent issued in such country in the Territory included in the Patent Rights, or (ii) ten (10) years from the First Commercialization. As provided in Paragraph 22.05, the expiration of this Agreement according to this Article 3 is subject to any Paragraphs or Articles specifically designated as surviving thereafter.

Article 4. Delivery of Technical Information and Know-How

4.01 Promptly after the Effective Date, SENJU shall provide ISTA with any Technical Information and Know-How in SENJU’s possession as of the Effective Date, already translated into the English language. Thereafter, throughout the term of this Agreement, SENJU shall from time to time notify

ISTA of the existence of and, as requested in writing by ISTA, provide ISTA (on a confidential basis) with any additional Technical Information and Know-How only that relates to any Patent Rights that are granted during the term of this Agreement. By way of clarification and for the avoidance of doubt, SENJU shall have no obligation hereunder to develop any Technical Information and Know-How after the Effective Date and during the term hereof. Excluded from the obligations of this Paragraph 4.01 will be any material that SENJU is required by a contractual obligation with a Third Party to keep confidential; provided that, if requested by ISTA, SENJU shall ask the Third Party for permission to disclose such material to ISTA. ISTA will conduct any additional translations of the Technical Information and Know-How provided pursuant to this Paragraph 4.01 at its own expense. ISTA shall not use the Technical Information and Know-How provided to it by SENJU under this Agreement for any other reason than the exercise of ISTA’s rights under this Agreement for the term of this Agreement and thereafter. SENJU makes no warranties or representations that the clinical or non-clinical data and information of the Technical Information and Know-How will be accepted by any governmental authority for granting the Governmental Approval anywhere in the Territory.

Article 5. Supply of the Materials Comprising the Product

5.01 All materials that ISTA requires for the development activities and manufacturing of the Product under this Agreement, including API’s, shall be procured by ISTA at its sole cost and responsibility. SENJU makes no representations or warranties, express or implied, as to the availability of such materials or the legality of their use in the Territory. Notwithstanding the foregoing, upon ISTA’s request, SENJU shall provide, for no additional consideration, reasonable assistance to ISTA in finding a Compound source.

Article 6. Milestone Payments

6.01 In consideration of SENJU’s grant of the exclusive license in the Territory in accordance with Article 2 above, ISTA shall, during the term of this Agreement, pay SENJU the following milestone payments with respect to the Product:

Milestone Event:	Amount of Payment due:

1. [ * ]	[ * ]

2. [ * ]	[ * ]

3. [ * ]	[ * ]

4. [ * ]	[ * ]

5. [ * ]	[ * ]

6.02 Unless otherwise provided herein, no milestone payments to SENJU under this Agreement shall be refundable in whole or in part, except in the case of overpayment. Each of the foregoing milestone payments shall be payable one time only, even if the milestone event occurs on more than one occasion. Each milestone payment shall be due and payable in full by ISTA within [            *             ] of completion of the applicable milestone, even if this Agreement is terminated after such milestone so long as such milestone is completed prior to the date of the applicable termination notice.

Article 7. Royalties

7.01 In consideration of SENJU’s grant of the exclusive license in the Territory in accordance with Article 2 above, and subject to the terms hereof (including but not limited to Paragraph 21.01(viii)), ISTA shall, during the term of this Agreement, pay SENJU running royalties at the rate of [             *             ] of Net Sales. Notwithstanding the foregoing, with respect to any Product for which a Generic Product is then offered for sale in a country included in the Territory, the royalty rate for such Product in such country shall be [             *             ] of Net Sales after the date such Generic Product is first offered for sale in such country and for the remainder of the term hereof. For the purposes of clarification, the reduction of the royalty rate shall apply only to a specific version of the Product and its resulting Net Sales for which a Generic Product has been commercialized. For the purpose of clarification, the Net Sales to which royalties in this article apply include both ophthalmic pharmaceutical products with a combination of API’s including the Compound and with the Compound as the sole active ingredient.

7.02 Each royalty payment shall be due and payable in full by ISTA within [             *             ] of completion of the applicable Semi-Annual Period in which Net Sales occur. All royalty payments shall include an accounting of the actual amount in units of the Product sold, as applicable, by country, the Net Sales calculation (including, as applicable, the gross sales of the Product by country) and, as applicable and available, Generic Product market share by country.

7.03 Unless otherwise provided herein, no royalty payments to SENJU under this Agreement shall be refundable in whole or in part, except in the case of overpayment.

Article 8. Minimum Royalties

8.01 For a period of [             *             ], starting with the Financial Year following the Financial Year in which the First Commercialization occurs, ISTA shall pay SENJU minimum annual royalties based on an amount of [             *             ] of the sales forecast for that Financial Year submitted under Article 9 and the royalty rates stated in Article 7. Any royalty payments (but not milestone payments pursuant to Article 6) actually made according to Article 7 shall be credited against this minimum annual royalty. Within [             *             ] of the end of any Financial Year to which this article applies, ISTA shall pay SENJU any remaining amount of the minimum royalties for that Financial Year.

8.02 For the purpose of clarification, if the royalties for a Financial Year based on Article 7 are less than what would have been received for that Financial Year from [             *             ] of the sales forecast according to Article 9 (including but not limited to any forecast adjustment as provided therein) at the actual royalty rates provided in Article 7, then ISTA shall pay SENJU the minimum royalties amount stated in this Article 8 for that Financial Year. Subject to Article 9 (including but not limited to any forecast adjustment as provided therein), this minimum royalty requirement shall apply whether or not a Generic Product has entered into the Territory, using the appropriate royalty rates as determined by Article 7.

Article 9. Marketing

9.01 Within [             *             ] of obtaining U.S. FDA approval for manufacture and sale of the Product, ISTA shall use commercially reasonable and diligent efforts to launch, promote, and sell the Product in the U.S.

9.02 ISTA shall prepare, at its own costs and expenses, appropriate marketing, advertising and promotional material for the Product. ISTA shall furnish SENJU with those materials for SENJU’s review.

9.03 SENJU/ISTA alliance indication, if any, to the Product’s bottle, outer package, brochure, insert leaflet, advertising and/or promotional materials shall be discussed and decided between SENJU and ISTA; provided that, ISTA may use any alliance indication required by law.

9.04 At least [             *             ] before the occurrence of First Commercialization, ISTA shall submit to SENJU a sales forecast (in amount of Product sold and amount of U.S. Dollars earned) of the Product covering [             *             ] Financial Years after the Financial Year of the First Commercialization, addressing each subsequent Financial Year separately, including a forecast of a sales peak of the Product and its timing, for SENJU’s review and approval. Any sales forecast submitted by ISTA shall be deemed approved by SENJU [             *             ] after its submission, unless ISTA receives from SENJU written objections to such forecast within such [             *             ] period. If SENJU disagrees with ISTA’s sales forecast within the aforementioned [             *             ] period, SENJU and ISTA shall have an independent market research agent, which is acceptable to both SENJU and ISTA, calculate the sales forecast for such [            *             ] Financial Years after the Financial Year of the First Commercialization. ISTA and SENJU shall bear equally the cost of such market research agent. SENJU and ISTA agree and acknowledge that the sales forecast submitted by ISTA or the sales forecast calculated by such independent market research agent will be subject to minimum annual sales forecast for calculation of minimum royalties under Article 8.

9.05 Should ISTA’s actual sales amount of the Product be far below the sales forecast adopted by the Parties under this Article 9 due to the occurrence of an unexpected event, or a material change in the market or the Product’s prospects (e.g. introduction of a Generic Product, etc.), SENJU and ISTA will meet to discuss the modification of such sales forecast. In the event that ISTA and SENJU fail to reach an agreement for the modification of such sales forecast within [             *             ] from the commencement of the discussion between SENJU and ISTA, the Parties will refer the matter to an independent market research agent, which is acceptable to both SENJU and ISTA, to recalculate the sales forecast, in a timely manner, taking into consideration, among other things, the unexpected event, the material change in the market, the Product’s prospects and other relevant factors. ISTA and SENJU shall bear equally the cost of such market research agent. SENJU and ISTA agree and acknowledge that the revised sales forecast agreed to by ISTA and SENJU or the revised sales forecast calculated by such independent market research agent will supercede any prior sale forecast and will be the basis for calculation of minimum royalties under Article 8 (until another sales forecast is adopted by the Parties pursuant to this Paragraph 9.05). Pending the Parties’ agreement to a revised sales forecast or the submission by the independent market research agent of its revised sales forecast, ISTA will continue to pay minimum royalties under Article 8 calculated based on the last sales forecast adopted by the Parties.

Article 10. Trademarks

10.01 ISTA may select and register, at its sole discretion, cost and responsibility, any trademarks for the Products in the Territory. SENJU shall have no rights in the trademarks used by ISTA for the Product.

Article 11. Governmental Approval

11.01 ISTA represents and promises that it shall use commercially reasonable efforts to, at its own expense and responsibility, perform all activities and preparation, filing, and support of the application documents necessary to obtain Governmental Approval in the U.S. Specifically, ISTA shall be responsible for any and all clinical trials required to obtain Governmental Approval, including those done on humans, at its sole cost and responsibility. All other Governmental Approval shall be done at ISTA’s option and sole expense.

11.02 Occasionally, but at least twice a year, or anytime upon the request of SENJU, ISTA shall provide SENJU with the written report concerning the progress of obtaining Governmental Approval. Further, ISTA shall promptly notify SENJU upon obtaining any Governmental Approval in the Territory.

11.03 Upon the request of SENJU, ISTA shall provide SENJU with any clinical data, information, and results (including any registration dossier) supporting any NDA or other application for Governmental Approval of the Product and ISTA will pay for any reasonable out-of-pocket expenses for providing such data and information. ISTA agrees and acknowledges that SENJU and/or any SENJU licensee of the Product outside of the Territory shall have the right to use such materials, free of charge, for the sole purposes of development, manufacture, obtaining the governmental approval and sale of the Product outside of the Territory without any compensation to ISTA. ISTA will provide copies of such data and information “as-is” and will have no liability for its use by SENJU and/or any SENJU licensee.

11.04 Upon the request of SENJU, ISTA shall provide SENJU with any and all copies of the New Drug Application Dossier (hereafter referred to as “NDA”) submitted to the U.S. FDA for obtaining the Governmental Approval in the U.S. and a copy of any certificates of Governmental Approval in the Territory, and ISTA shall pay for its reasonable out-of-pocket expenses for providing such materials. ISTA agrees and acknowledges that SENJU and/or any SENJU licensee of the Product outside of the Territory shall have the right to use, free of charge, such copies of the NDA and copies of certificates of Governmental Approval for the sole purposes of development, manufacture, obtaining the governmental approval and sale of the Product outside of the Territory without any compensation to ISTA. ISTA will provide copies of the NDA and any certificates of Governmental Approval “as-is” and will have no liability for its use by SENJU and/or any SENJU licensee.

Article 12. Product Development

12.01 ISTA shall be responsible, at its expense, for all pre-clinical development, clinical development, regulatory duties, regulatory activities, and any other development required in the Territory for the manufacture or sale of the Product.

12.02 Soon after the Effective Date, ISTA shall provide SENJU with a development plan and schedule for the Product in the Territory (hereafter referred to as “Development Plan and Schedule”) for SENJU’s review and comment. [                        *                             ]. SENJU shall provide ISTA with SENJU’s comments and advice, and ISTA shall take SENJU’s comments and advice into consideration for the Development Plan and Schedule. In the event that ISTA renews or updates the Development Plan and Schedule, above procedure shall again be applied.

12.03 Notwithstanding anything else to the contrary stated herein, in the event that the schedule of the Development Plan and Schedule is delayed due to ISTA’s complete omission and gross negligence, SENJU shall have a right to notify ISTA thereof and if ISTA fails to remedy the situation in all material respects within [             *             ] after receiving SENJU’s notice then SENJU shall have the option, upon notice to ISTA, to terminate this Agreement.

Article 13. Sales and Product Records

13.01 ISTA shall make and keep true and accurate records of its sales of the Product. SENJU shall have the right to inspect the records prepared and kept in accordance with this Paragraph 13.01. Such an inspection shall be carried out by a certified public accountant designated by SENJU, and reasonably acceptable to ISTA, on a confidential basis, for the sole purpose of verifying the accuracy of ISTA royalty payments for all or any portion of a period not exceeding [             *             ] prior to the date of the last running royalty payment. Such an inspection shall be carried out during usual business hours at ISTA’s appropriate facility. The fees and expenses of the accountants performing such inspection shall be borne by SENJU, unless any amount actually due exceed [             *             ] or more of amounts reported, in which case ISTA shall bear the costs and expenses of such inspection.

13.02 ISTA shall not have any obligation to keep the records kept pursuant to this Article 13 for more than [             *             ] from the date of a given running royalty payment.

Article 14. Method of Payments

14.01 Any payment from ISTA to SENJU under this Agreement shall be remitted to the bank account designated by SENJU in United States dollar currency by means of a wire transfer, for which ISTA will pay any commission fees and associated costs. For conversion of foreign currency to U.S. dollars, the conversion method and rate shall be the conversion method and rate used by ISTA to convert the applicable Net Sales into U.S. dollars for purposes of preparation of ISTA’s financial statements, such conversion to be calculated in accordance with U.S. generally accepted accounting principles, applied on a basis consistent with ISTA’s annual audited financial statements, with interim Net Sales calculations in any year subject to adjustment pending completion of ISTA’s annual audit for that year.

14.02 SENJU and ISTA shall take any necessary and reasonable steps so that payments made under this Agreement are in accordance with any applicable Conventions for Avoiding Double Taxation between Japan and the countries in the Territory. Notwithstanding the foregoing, if applicable law or regulation of any country in the Territory require the withholding by ISTA of income taxes owed by SENJU on account of royalties or other payments accruing under this Agreement, such taxes shall be deducted on a country-by-country basis by ISTA from such remittable royalty or other payment and will be paid by it to the proper taxing authority. Proof of payment shall be secured and sent to SENJU as evidence of such payment.

Article 15. Pharmacovigilance

15.01 Following the Effective Date, as applicable and mutually agreed to by the Parties, the Parties shall negotiate in good faith and execute a mutually acceptable pharmacovigilance agreement with respect to the Product, and they shall perform their respective obligations in accordance with such agreement. ISTA shall be responsible, at its expense, for all pharmacovigilance in the Territory with respect to the Product and for compliance with all applicable laws, regulations and requirements in connection therewith, and SENJU shall be responsible, at its expense, for all pharmacovigilance with respect to the Product in Japan, such that it has governmental approval for the Product there, and for compliance with all applicable laws, regulations and requirements in connection therewith. The Parties acknowledge that the pharmacovigilance agreement shall also cover the exchange of safety data relating to the Product, including data received by each Party’s Affiliates and licensees with respect to the Product.

Article 16. Confidentiality

16.01 Parties hereto undertake to keep confidential to any other party all of the information, reports, materials, and data regarding the Product that are marked or otherwise indicated as confidential in nature (hereinafter collectively called “Confidential Information” in this Article 16), provided, however, that such materials as itemized below shall be excluded from this confidentiality obligation:

(i) Material that was at the time of disclosure in the public domain,

(ii) Material that after the time of disclosure became a part of the public domain, through no fault or act of omission by the recipient Party,

(iii) Material that was at the time of disclosure lawfully in the recipient’s possession on a non-confidential basis,

(iv) Material received from any Third Party who has no obligation to keep the material confidential against any of Parties hereto,

(v) Material which both Parties hereto agree in writing to disclose to a Third Party under no confidentiality obligations or to make the same public, or

(vi) Material that is independently developed by recipient Party without actual knowledge and use of the Confidential Information.

Provided, further, that the recipient Party shall have competent proof for proving the fact that the otherwise Confidential Information in question falls into the category of any one or more of the items herein above.

16.02 Notwithstanding the provisions of this Article 16, ISTA may disclose the Confidential Information disclosed by SENJU to ISTA’s Affiliates, its licensees of the Product and its officers, employees, consultants or contract workers, engaging in any activity for the development or commercialization of the Product including clinical studies and other activities for obtaining the Governmental Approval in the Territory and contract manufacturing of the Product, so far as the disclosure is necessary for their performance of such activity, provided, however, that ISTA shall take any adequate measure to cause such persons to keep the Confidential Information disclosed confidential under no less restrictive conditions than those provided in this Article 16 of this Agreement.

16.03 Notwithstanding the provision of this Article 16, SENJU may disclose the Confidential Information disclosed by ISTA to SENJU’s Affiliates, its licensees of the Product outside of the Territory and its officers, employees, consultants or contract workers engaging in any activity for the commercialization of the Product including clinical studies and other activities for obtaining the Governmental Approval outside the Territory, so far as the disclosure is necessary for their performance of such activity, provided, however, that SENJU shall take any adequate measure to cause them to keep the information disclosed confidential under no less restrictive conditions than those provided in this Article 16 of this Agreement.

16.04 Notwithstanding this Article 16, a Party (a “disclosing Party”) may disclose the Confidential Information of the other Party (the “nondisclosing Party”) in response to a valid order of a court or any governmental agency or regulatory body or as otherwise required by law or regulation or the requirements of the exchange or listing body on which a disclosing Party’s securities are listed; provided that, the disclosing Party notifies the non-disclosing Party of such requirement so that the non-disclosing Party may seek a protective order or other appropriate remedy; and provided further that, in the event that no such protective order or other remedy is obtained, then the disclosing Party will furnish only that portion of the nondisclosing Party’s Confidential Information which it is advised by counsel it is legally required to furnish and will exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information so furnished.

16.05 The provisions of this Article 16 shall survive for [             *             ] after the expiration or early termination of this Agreement.

Article 17. Publication

17.01 ISTA shall not submit for written or oral publication any manuscript, abstract or the like which includes Technical Information and Know-How relating to the Product without first obtaining the prior written approval of SENJU, which shall not be unreasonably withheld.

17.02 Neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of an authorized representative of that other Party.

17.03 Except as permitted hereby, each Party agrees not to issue any public statement, press release or other disclosure to Third Party concerning the existence of or terms of this Agreement, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, provided however that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or related body. The Party desiring to make such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party a reasonable opportunity to comment upon such announcement or disclosure.

Article 18. Patent Litigation Matters

18.01 In the event that either Party learns of or suspects any infringement or other violation of the Patent Rights and/or the Technical Information and Know-How by any other party in the Territory; it shall promptly notify the other Party. Thereafter, ISTA shall have the first option, but not the obligation, to litigate or settle such matter at its costs and SENJU shall have the second option, but not the obligation, to litigate or settle such matter at its costs if ISTA fails to do so. SENJU shall assist ISTA as reasonably requested in taking any such actions against any such infringer. In the event that SENJU is joined as a party, SENJU may retain counsel to protect its interests at SENJU’s expense. Neither Party shall settle any matter without the consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement would either impair such Party’s rights hereunder or impose additional obligations on such Party. Any amount recovered as a result of any action taken by ISTA or SENJU hereunder shall be first applied to reimbursing the Party taking such action for its out-of-pocket expenses, and then to reimbursing the other Party for its out-of-pocket expenses, if any. The remainder, if any, shall be retained by the Party taking such action, provided however, that if ISTA takes such action, and receives a monetary award then SENJU shall be entitled to receive a percentage of such monetary award equal to the then existing royalty rate as provided under Article 7.

18.02 In the event that ISTA is sued by a Third Party for patent infringement for its exercise of the rights granted by this Agreement, it shall promptly notify SENJU of this fact. Thereafter the defense or settlement of such a matter will be ISTA’s responsibility and at its cost and discretion. SENJU shall have no obligations for the payment of damages, losses, settlements or litigation expenses and any other form of running royalty or compensation to such Third Party or to ISTA as a result of such patent infringement claims. Notwithstanding the foregoing, nothing herein is intended to limit ISTA’s rights or remedies in the event of any breach or failure to perform by SENJU of its obligations hereunder, including but not limited to Paragraph 19.02.

18.03 For the purpose of clarification, and except as otherwise provided in this Agreement, SENJU makes no warranties or guarantees, express or implied, that the Product, the materials comprising the Product, the Patent Rights, or use of the Technical Information and Know-How do not infringe upon the intellectual property rights of a Third Party in the Territory.

Article 19. Indemnification

19.01 ISTA shall defend, indemnify and hold SENJU, their directors, officers, shareholders, employees, consultants, contract workers and assigns harmless from and against any lawsuit, claims, loss, damages or expenses (including attorney’s fees) arising against SENJU resulting from activities of ISTA, ISTA’s Affiliates or licensees done according to the rights granted to or obligations imposed on them (directly or indirectly) by this Agreement, or the failure to fulfill such obligations.

19.02 SENJU shall defend, indemnify and hold ISTA and its directors, officers, shareholders, employees, consultants, contract workers and assigns harmless from and against any lawsuit, claims, loss, damages or expenses (including attorney’s fees) arising against ISTA resulting from activities of SENJU, SENJU Affiliate, or SENJU’s licensees done according to the rights granted to or obligations imposed on them (directly or indirectly) by this Agreement, or the failure to fulfill such obligations.

Article 20. New Invention or Discovery

20.01 Any new inventions or discoveries related to the Product, whether patentable or not, made solely by ISTA or jointly by the Parties during the term hereof as a result of the exercise by ISTA of its license rights under this Agreement shall be the joint property of the Parties. The Parties shall notify each other of the existence or possible existence of such new inventions or discoveries, and the Parties shall cooperate thereafter, including in any patent application procedures. Neither Party shall have any duty to the other Party to account for revenues or profits earned in respect of the uses and exploitation by a Party or its licensees of such new inventions or discoveries (including any patents thereon) jointly owned by the Parties pursuant to this Paragraph 20.01. During the term hereof and indefinitely after the expiration or termination of this Agreement, SENJU shall have the exclusive right to use such new inventions or discoveries outside of the Territory, free of charge, including by way of sub-license grant. During the term hereof and indefinitely after the expiration or termination of this Agreement, ISTA shall have the exclusive right to use such new inventions or discoveries within the Territory, free of charge, including by way of sub-license grant. Neither Party makes any representation or warranty to the other Party or its licensees under this Paragraph 20.01 that the use of any such new invention or discovery a permitted by this Paragraph 20.01 will not be an infringement of the rights of any Third Party.

Article 21. Representations and Warranties

21.01 SENJU represents, warrants and covenants that:

(i) As of the Effective Date and during the term hereof, SENJU has sufficient rights in the Patent Rights listed on Appendix A and the Technical Information and Know-How in existence as of the Effective Date to grant the exclusive licenses to ISTA in the Territory as provided in this Agreement.

(ii) SENJU has not granted any license or sublicense or entered into any contract with any Third Party or SENJU Affiliate as of the Effective Date concerning the Patent Rights and the Technical Information and Know-How within the Territory that prevents ISTA from exercising its rights hereunder or that prevents SENJU from performing its obligations hereunder, and will not do any of the same during the term hereof, provided, however, that the term may end at different times for each country in the Territory as provided in Article 3.

(iii) As of the Effective Date, SENJU has not taken or failed to take any action against any Third Party that might result in the invalidity or unenforceability of any patent included in the Patent Rights.

(iv) SENJU has as of the Effective Date no information that the Patent Rights and the Technical Information and Know-How may be subject to challenge or interference or be invalid or unenforceable (but will provide ISTA after the Effective Date any such information promptly after it comes to SENJU’s attention).

(v) SENJU has the full legal power, authority and right to enter into this Agreement, and to grant the exclusive licenses to ISTA in the Territory under the Patent Rights and Technical Information and Know-How as provided hereunder and to otherwise perform its obligations hereunder. Upon execution and delivery by SENJU, this Agreement will constitute a valid and binding agreement of SENJU enforceable in accordance with its terms. The execution, delivery and consummation of this Agreement will not result in the breach of or give rise to cause for termination of any agreement to which SENJU may be a party which relates to the Patent Rights and Technical Information and Know-How.

(vi) Each patent and patent application included in the Patent Rights as of the Effective Date is listed on Appendix A to this Agreement.

(vii) During the term of this Agreement, SENJU will provide ISTA with copies of patents and patent applications included in the Patent Rights (including patent office actions and amendments) that are not listed on Appendix A as of the Effective Date. During the term of this Agreement, SENJU shall diligently prosecute and/or maintain, at the expense of SENJU, the patents and patent applications included in the Patent Rights.

(viii) SENJU agrees that during the term of this Agreement, neither SENJU nor its Affiliates shall directly or indirectly, develop a Product or an ophthalmic pharmaceutical preparation containing [             *             ] (whether alone or in combination with other APIs) (a “[             *             ]”) for use or sale in the Territory or manufacture, have manufactured, use, offer to sell, market, distribute, or sell a Product or a [             *             ] in the Territory, or license or otherwise authorize any Third Party to do any of the foregoing; provided that the term may end at different times for each country in the Territory as provided in Article 3. Notwithstanding the foregoing, the above restrictions shall not prevent SENJU from complying with the rights of any Third Party or SENJU’s obligations, if any, under an agreement related to [             *             ] existing as of the Effective Date between SENJU and such Third Party; provided that, if [                                 *                             ]is sold in the Territory as permitted pursuant to this sentence, then the royalty rate of Article 7 shall be immediately [            *             ] for the remaining term hereof to [            *            ] of Net Sales if the [             *             ] is first sold [                         *                         ], or [             *             ] of Net Sales if the [                 *                 ] is first sold [                         *                         ].

(ix) SENJU shall be responsible for complete performance of all obligations of its Affiliates and licensees imposed on them (directly or indirectly) by this Agreement.

(x) All rights to any patents, patent applications and other intellectual property of SENJU or any Affiliate of SENJU related to ophthalmic pharmaceutical preparations [                 *                 ] that contain any form of the Compound as an API, whether alone or in combination with other API’s, are and will be owned by either SENJU or a SENJU Subsidiary and deemed included in the definition of “Patent Rights” or “Technical Information and Know-How,” as the case may be. During the term hereof, SENJU shall ensure that if any such rights are held at any time by an Affiliate of SENJU (other than a SENJU Subsidiary), such rights shall be promptly transferred to SENJU or a SENJU Subsidiary and thereupon be deemed included in the definition of “Patent Rights” or “Technical Information and Know-How,” as the case may be.

21.02 EXCEPT AS EXPRESSLY PROVIDED HEREIN, SENJU SHALL MAKE NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS, THE PRODUCT MANUFACTURED AND/OR SOLD HEREUNDER, OR THE MATERIALS COMPRISING THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF THE MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OF THE PRODUCT SOLD BY ISTA.

21.03 ISTA represents, warrants, and covenants that:

(i) ISTA will comply with all applicable governmental laws and regulations relating to the development, manufacture, marketing, sale, distribution, promotion, and sales of the Product in the Territory.

(ii) As between SENJU and ISTA, in connection with ISTA’s exercise of its rights hereunder, ISTA will be solely responsible for obtaining a supply of and any additional rights (if any) ISTA may need from Third Parties to use the Compound in the Territory, if necessary.

(iii) ISTA has the full legal power, authority and right to enter into this Agreement, and to perform its obligations under this Agreement. Upon execution and delivery by ISTA, this Agreement will constitute a valid and binding agreement of ISTA enforceable in accordance with its terms.

(iv) ISTA shall use commercially reasonable efforts to develop, obtain U.S. FDA approval of and commercialize in the U.S. [             *             ] the Product during the term hereof. Nothing herein shall constitute a guarantee or warranty of ISTA that it will obtain any U.S. FDA approval or other Governmental Approval of any Product(s) or that it will have any degree of success in the development or commercialization of Product(s) in any country of the Territory, including without limitation the U.S.

(v) ISTA shall be responsible for complete performance of all obligations of its Affiliates and licensees imposed on them (directly or indirectly) by this Agreement.

21.04 Except as expressly provided herein, or as a result of SENJU’s breach hereof and, subject to SENJU’s indemnification obligations set forth in Paragraph 19.02, ISTA represents and warrants that SENJU shall not be responsible for any liability that ISTA incurs as a result of this Agreement, whether by way of settlement or judgments. “Liability” in this Paragraph includes patent infringement and product liability related to the Product. For the purpose of clarification, this Paragraph refers to any kind of payment for damages, losses, settlements or litigation expenses and any other form of running royalty or compensation to a Third Party that ISTA might have as a result of such settlements of judgments.

21.05 NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM THIS AGREEMENT.

Article 22. Termination

22.01 Notwithstanding the term of this Agreement, defined in Article 3, either Party may terminate this Agreement (and all obligations therein) at any time by giving written notice to the other Party in the event that:

(i) the other Party materially defaults on this Agreement, or is in breach of the performance of any material obligation imposed on it by this Agreement, and such breach or default is not remedied in all respects within [                 *                 ] of receipt of a written demand from the notifying Party to cure the breach or default; OR

(ii) the other Party shall have become insolvent or bankrupt, or shall have made a general assignment for the benefit of its creditors, or any case or proceeding shall have been commenced by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, or any such relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for [                 *                 ] undismissed or undischarged.

22.02 If ISTA decides that it desires to give up the development of the Product due to the lack of effectiveness of the Product or, occurrence of serious and unexpected adverse event of the Product in the course of development, or change in market, ISTA’s business or the Product’s prospects, then ISTA shall inform SENJU of this fact and the reasons therein by written notice. Thereafter, this Agreement shall be terminated [                 *                 ] after such notice.

22.03 If ISTA decides that it desires, in its bona fide business judgment, due to the lack of effectiveness of the Product or, occurrence of serious and unexpected adverse event of the Product, or change in market, ISTA’s business or the Product’s prospects, to give up pursuit or maintain the Governmental Approval or the manufacture, sale or commercialization of the Product in the Territory, then ISTA shall inform SENJU of this fact and the reasons therein by written notice. Thereafter, this Agreement shall be terminated [                 *                 ] after such notice.

22.04 If this Agreement is terminated by either Party in accordance with Paragraphs 22.01 through 22.03, ISTA shall promptly cease its development activities, and/or commercial activities, as the case may be, concerning the Product, and, at its option, destroy the Product then stocked by ISTA, or sell the remaining inventory of the Product and settle its obligation, if any, to pay any royalties or other payments due under this Agreement within [                 *                 ] after the termination thereof. Additionally, upon SENJU’s request, ISTA shall return to SENJU all the Technical Information and Know-How provided by SENJU under this Agreement and shall assign to SENJU, without any compensation and “as-is”, all the rights, titles and interests owned and freely assignable by ISTA pertaining to the Product. In the event of any termination in accordance with Paragraphs 22.01 through 22.03 of this Agreement, at SENJU’s request, ISTA will arrange for the transfer of any and all of the title and interest in any of the Governmental Approval for the Product, including any related documents, free of charge, to SENJU or any Third Party that SENJU designates.

22.05 Expiration or termination of this Agreement shall not affect the rights and obligations of the Parties which are expressly intended to survive expiration or termination of this Agreement and those rights and obligations set forth in Article 16, 19 and 23 and in Paragraphs 2.04, 13.01, 13.02, 20.01, 21.02, 21.05, 22.04, 22.05, 24.01 and 27.01.

Article 23. Governing Laws and Arbitration

23.01 This Agreement shall be governed by and interpreted in accordance with the Laws of Japan.

23.02 All disputes, controversies or differences which may arise between the Parties hereto with respect to this Agreement or for the breach thereof shall be referred to and settled by arbitration in accordance with the Arbitration Rules of the International Chambers of Commerce (“Rules”) that are then currently in force by one or more arbitrators appointed under the Rules. Such arbitration hereunder shall proceed in the English language and shall be held in Japan if the arbitration is requested by ISTA, and in Los Angeles, California, U.S.A. if the arbitration is requested by SENJU. The determination of the arbitration shall be final, binding and conclusive upon the Parties hereto. Notwithstanding anything herein to the contrary, the relevant cure periods for breach under this Agreement shall toll while either Party pursues resolution to a dispute through arbitration.

Article 24. Notice

24.01 Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier, (iii) delivered by certified mail, postage prepaid, return receipt requested to the Party or (iv) delivered by facsimile transmission to the Party, at the address or facsimile number set forth below for such Party or such other address or facsimile number as a Party may from time to time designate by written notice to the other:

to SENJU:	to ISTA:
Executive Vice President SENJU Pharmaceutical Co., Ltd. 5-8, Hiranomachi 2-chome Chuo-ku, Osaka, 541-0046 Japan Facsimile: +81-6-6226-0406	Chief Executive Officer ISTA Pharmaceuticals, Inc. 15295 Alton Parkway Irvine, CA 92618 U.S.A. Facsimile: (949) 789-7744

24.02 Any such notice shall be deemed to have been received by the addressee five (5) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

Article 25. Force Majeure

25.01 Neither Party hereto shall be liable for any failure to perform as required through this Agreement by reason of Force Majeure, to the extent such failure to perform is due to circumstances reasonably beyond the control of such Party, such as requisition or interference by any government, state or local authorities, war, strikes, lockout or other labor disputes, accident or breakdown in whole or in part of transportation or loading facility, other accidents, failure to secure required Governmental Approval, civil disorders or commotions, act of aggression, acts of God, energy or other conservation shortages, disease, or occurrences of a similar nature.

25.02 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance of those obligations shall be suspended for the duration of, but not longer than, the continuance of such circumstances.

25.03 Either Party hereto whose performance of obligation has been hindered by reason of Force Majeure shall inform the other Party immediately, and shall use its reasonable best effort to overcome the effect of the Force Majeure.

Article 26. Non-Assignability

26.01 This Agreement is personal to the Parties hereto and shall not be assignable, transferable or saleable (including asset sale of solely that Party’s rights in the Agreement) to any other party by either Party, without the prior express written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that no such consent shall be required from SENJU if ISTA or ISTA’s business is merged or acquired by a party by way of merger, consolidation or sale of all or substantially all of its assets and SENJU is given written notice thereof at least [                 *                 ] in advance of the closing thereof.

Article 27. Authentic Text

27.01 This Text of this Agreement in the English language shall be the authentic text, and any text in another language, even if such text is made by translation of this text of this Agreement or prepared by any of the Parties hereto for any purpose, shall have no meaning for any purpose between the Parties hereto.

Article 28. Entire Agreement

28.01 Secrecy Agreement shall be replaced by this Agreement as of the Effective Date so that Secrecy Agreement shall terminate simultaneously.

28.02 This Agreement shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, and may not be changed or modified or revised except as specifically agreed upon by the Parties hereto in a written document bearing the respective signatures of the authorized officers.

Article 29. Separability

29.01 Even in the event that any portion of this Agreement shall be held illegal, void, ineffective or unenforceable, the remaining portion shall remain in full force and effect.

29.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, such terms and provisions shall be deemed inoperative to the extent they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

29.03 In the event that the terms and conditions of this Agreement are materially altered as a result of the provision in Paragraph 29.02, the Parties will re-negotiate the terms and conditions of this Agreement to resolve any inequities.

Article 30. Parties in Interest

30.01 Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

Article 31. Independent Contractor Status, No Agency

31.01 SENJU’s and ISTA’s activities hereunder shall be conducted as independent contractors and no agency relationship shall exist between the Parties.

IN WITNESS WHEREOF, SENJU and ISTA have caused this Agreement to be executed in duplicate counterparts by their duly authorized officers, each fully executed copy hereof to be deemed as original, as of the Effective Date.

SENJU:		ISTA:
SENJU Pharmaceutical Co. Ltd.		ISTA Pharmaceuticals, Inc.

signature:	/s/ Shoji Yoshida	signature:	/s/ Lauren P. Silvernail
name:	Shoji Yoshida	name:	Lauren P. Silvernail
title:	President	title:	Chief Financial Officer and V.P. Corporate Development

APPENDIX A

PATENT APPLICATIONS

Country	Application #/ Filing Date	Applicant	Title
World	WO2005044276 2004/10/26	Senju Pharmaceutical Co., Ltd	Pharmaceutical Composition Containing Prostaglandin